NEWS RELEASE
BROOKFIELD HOMES REPORTS STRONG GROWTH IN EARNINGS PER SHARE
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on February 2, 2006 at 11:00 am (Eastern Time) at 1-877-667-7774, toll free in North America. The archived teleconference may be accessed by dialing 1-888-509-0081, toll free in North America through February 15, 2006. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Del Mar, California, February 1, 2006 — (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the year ended December 31, 2005:
•	Net income totaled $219 million, an increase of $73 million from the same period in 2004. The 2005 results included $39 million generated from bulk land sales, and an increase in housing margins to 30% from 22% in 2004. Earnings per share totaled $7.04, compared to $4.64 in 2004.

•	Housing revenue totaled $1,074 million, compared to $1,169 million in 2004. The decrease in housing revenue is primarily due to 216 fewer units closed during the year compared to 2004, partially offset by an increase in the average selling price of the company’s homes to $679,000 from $650,000 in 2004.

•	Cash flow from operating activities was $60 million in 2005, and over the past two years the company generated a total of $224 million of operating cash flow.

•	Fourth Quarter and Year Ended 2005 Financial and Operating Highlights

Results of Operations	Three Months Ended Dec. 31		Years Ended Dec. 31
(Millions, except per share amounts)	2005	2004	2005	2004

Housing revenue	$440	$510	$1,074	$1,169
Total revenue	559	547	1,231	1,232
Gross margin	211	138	416	287
Contribution from bulk land sales to net income	34	9	39	9
Net income	130	89	219	146

Earnings per share — diluted
— Excluding bulk land sales	$3.20	$2.55	$5.77	$4.36
— Bulk land sales	1.16	0.28	1.27	0.28

	$4.36	$2.83	$7.04	$4.64

Recent Developments and Operating Highlights
•	2005 Home and Lot Closings: In 2005, Brookfield Homes closed 1,582 homes and 1,242 lots for a total of 2,824 home and lot closings. This compares to a total of 2,198 home and lot closings in 2004. Brookfield Homes’ backlog as of the end of January 2006 was approximately 35% of the estimated 1,625 home closings for this year. The company has also targeted to close approximately 1,500 bulk lot sales during 2006.

•	Lots Owned and Controlled: The company’s lots owned or controlled at December 31, 2005 total 29,512, an increase of 6% from inventory levels at the end of 2004. Direct ownership of 12,333 lots provides strong visibility on Brookfield Homes’ future cash flows, and the 17,179 lots under option are controlled with the objective of adding value through land entitlements.

•	A summary of lots, owned or controlled under option, by region, follows:

	San Francisco	Southland /	San Diego /		Washington D.C.
	Bay Area	Los Angeles	Riverside	Sacramento	Area	Total

Geographic diversification of lots	16%	10%	28%	17%	29%	100%
2005 home closings (units)	192	223	611	—	556	1,582
2005 lot closings (units)	—	41	750	—	451	1,242

Lot supply
Owned	1,082	1,279	5,949	310	3,713	12,333
Optioned	3,551	1,616	2,300	4,810	4,902	17,179

Total	4,633	2,895	8,249	5,120	8,615	29,512

•	Increased Regular Dividend: On February 1, 2006, the board of directors approved an increase in its semi-annual dividend to $0.20 per share. The increased dividend is payable on June 30, 2006 to shareholders of record on June 15, 2006.

•	Tender Offer and Share Buyback Program: The company purchased, at a price of $55.00 per share, 10% or 3,000,000 shares of its outstanding common stock through a tender offer which expired in the fourth quarter of 2005. In addition, under the share buyback program, Brookfield Homes purchased a further 707,500 shares or $34 million of its common stock at an average price of $47.84 during 2005.

•	2006 Earnings Guidance — The company expects earnings per share to grow to between $7.60 and $8.20 in 2006, from $7.04 in 2005, an increase of up to 16%. Contributing factors to the positive earnings guidance are: the sale to other homebuilders of lots originally held through options, and then processed through the entitlement and/or development phases; and strong operating margins as a result of building homes on land the company entitled and developed.
Outlook
“We believe our markets will see a soft landing, characterized by a leveling off of home prices and deliveries. Having said that, we are well positioned to maintain our strong performance by proactively managing our operations through changing economic environments,” concluded Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), expected 2006 earnings guidance, possible bulk land sales and net income derived therefrom, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Condensed Balance Sheets

	As at December 31
(thousands)	2005	2004	2003

Assets
Housing and land inventory	$912,617	$679,930	$567,302
Investments in housing and land joint ventures	53,260	59,810	78,198
Consolidated land inventory not owned	22,100	47,240	25,542
Receivables and other assets	94,081	73,986	80,346
Cash and cash equivalents	198,411	186,731	218,606
Deferred income taxes	49,417	33,924	43,446

	$1,329,886	$1,081,621	$1,013,440

Liabilities and Stockholders’ Equity
Project specific and other financings	$691,410	$512,098	$426,311
Accounts payable and other liabilities	320,787	256,985	145,090
Minority interest	53,040	66,422	59,781
Stockholders’ equity	264,649	246,116	382,258

	$1,329,886	$1,081,621	$1,013,440

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended		Years Ended
	December 31		December 31
(thousands, except per share amounts)	2005	2004	2005	2004

Revenue
Housing	$440,589	$510,560	$1,074,155	$1,169,073
Land and other revenues	118,169	36,486	156,897	62,677

Total revenue	558,758	547,046	1,231,052	1,231,750
Direct cost of sales	(348,569)	(408,783)	(815,423)	(945,387)

	210,189	138,263	415,629	286,363
Equity in earnings from housing and land joint ventures	39,835	53,037	65,084	61,394
Selling, general and administrative expense	(19,799)	(28,460)	(89,693)	(79,904)
Minority interest	(20,621)	(15,160)	(36,498)	(28,140)

Net income before taxes	209,604	147,680	354,522	239,713
Income tax expense	(79,985)	(58,324)	(135,782)	(93,297)

Net income	$129,619	$89,356	$218,740	$146,416

Weighted average shares outstanding
Basic	29,208	30,891	30,497	30,903
Diluted	29,743	31,563	31,071	31,547

Earnings per share
Basic	$4.44	$2.89	$7.17	$4.74
Diluted	$4.36	$2.83	$7.04	$4.64